UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 2, 2007
SAVE THE WORLD AIR, INC.

(Exact name of registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	0-29185 (Commission File Number)	52-2088326 (IRS Employer Identification No.)
5125 Lankershim Boulevard, North Hollywood, California 91601
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (818) 487-8000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On February 2, 2007 the Company and Temple University (“Temple”) entered into two License Agreements, one covering Temple’s current patent application concerning certain electric field effects on fuel particle size distribution and the other covering Temple’s current patent application concerning electric field effects on crude oil viscosity, and any and all United States and foreign patents issuing in respect of the technologies described in such applications (collectively, the “License Agreements”). Initially, the License Agreements are exclusive and the territory licensed to the Company is worldwide. Pursuant to the License Agreements, the Company will pay to Temple (i) license fees in the aggregate amount of $250,000.00, payable in three installments of $100,000.00 on March 2, 2007, and $75,000.00 on each of February 2, 2008 and February 2, 2009, respectively and (ii) annual maintenance fees of $125,000 annually commencing January 1, 2008. In addition, each License Agreement separately provides that the Company will pay royalties to Temple on net sales of products incorporating the technology licensed under that License Agreement in an amount equal to 7% of the first $20 million of net sales, 6% of the next $20 million of net sales and 5% of net sales in excess of $40 million. Sales under the two License Agreements are not aggregated for purposes of calculating the royalties payable to Temple. In addition, the Company has agreed to bear all costs of obtaining and maintaining patents in any jurisdiction where the Company directs Temple to pursue a patent for either of the licensed technologies. Should the Company not wish to pursue a patent in a particular jurisdiction, that jurisdiction would not be included in the territory licensed to the Company.
     Also on February 2, 2007 the Company and Temple entered into an R&D Agreement pursuant to which the Company and Temple will conduct a 24-month research project towards expanding the scope of, and developing products utilizing, the technologies covered under the License Agreements (the “R&D Agreement”). Pursuant to the R&D Agreement, the Company will make payments to Temple in the aggregate amount of $500,000.00, payable in 8 non-refundable installments commencing with $123,750 on or prior to March 2, 2007 and $53,750 every three months thereafter until paid in full. If the research project yields results within the scope of the technologies licensed pursuant to the License Agreements, those results will be deemed included as rights licensed to the Company pursuant to the License Agreements. If the research project yields results outside of the scope of the technologies covered by the License Agreements, the Company has a six-month right of first negotiation to enter into a new worldwide, exclusive license agreement with Temple for the intellectual property covered by those results.
Item 8.01 Other Information
     We are a green technology company that leverages a suite of intellectual properties related to the treatment of fuels. Technologies patented by, or licensed to, us utilize either magnetic or uniform electrical fields to alter physical characteristics of fuels and are designed to create a cleaner combustion. Cleaner combustion has been shown to improve performance, enhance fuel economy and/or reduce harmful emissions in laboratory testing.

     Our ECO ChargR and MAG ChargR products use fixed magnetic fields through the application of our patented and patent-pending ZEFS and MK IV technologies. We differentiate ECO ChargR and MAG ChargR products based on their differing magnetic fluxes and their applications. ECO ChargR products are more focused toward reduction in emissions and MAG ChargR products are more focused toward performance and fuel economy.
     The ECO ChargR product line is intended specifically for the reduction of exhaust emissions in vehicle and small utility motors. These products will be marketed primarily to original equipment manufacturers (“OEMs”) as well as to pilot and government-mandated emissions programs. ECO ChargR products incorporate our MK IV technology, but may incorporate ZEFS technologies.
     The MAG ChargR product line exploits the power and mileage improving attributes of our ZEFS technologies, and these products may also incorporate our MK IV technology. MAG ChargR will be marketed primarily to the consumer aftermarket for many vehicles, including but not limited to cars, trucks, motorcycles, scooters, all terrain vehicles (ATVs), snowmobiles, personal watercraft and small utility motors.
     We have obtained the license for our uniform electric field technology, tentatively called ELEKTRA, from Temple University. Together with Temple, we have developed prototype products using this technology and are continuing testing, research and development. This patent pending technology licensed from Temple consists of passing the fuel through a specific strong electrical field. Testing conducted in an outside facility indicates that this causes a significant change in some of the physical characteristics of the fuel resulting in better atomization of the fuel and improved combustion.
     Our first revenues have come from sales in Asia for our ECO ChargR and MAG ChargR products in the motorcycle industry. We anticipate commencing sales of our MAG ChargR products to customers in the USA in first quarter of 2007. We believe that the main markets for products incorporating our original ZEFS, MK IV and CAT-MATE technologies will be OEMs and the after-market for equipment and vehicles driven by internal combustion engines.
     We believe that the applications for products incorporating the licensed electric field technology will include gas, diesel and bio-fuel injected motor vehicles, as well as applications in aviation, marine, oil pipeline and refining industries. We are currently developing motor vehicle applications and plan to seek joint venture partners to commercialize this product in the other applications.

Item 9.01 Financial Statements and Exhibits
10.1	License Agreement with Temple University

10.2	License Agreement with Temple University

10.3	R&D Agreement with Temple University
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2007	SAVE THE WORLD AIR, INC.
	By:	/s/ Bruce McKinnon
Bruce McKinnon
Chief Executive Office and President